NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), is made and effective as of May 17, 2004, by and between Solitron Devices, Inc., a Delaware corporation ("Solitron"), and Shevach Saraf (the "Participant").

W I T N E S S E T H:

WHEREAS, Solitron is desirous of increasing the incentive of the Participant whose contributions are important to the continued success of Solitron;

WHEREAS, Solitron and the Participant previously entered into the Amended and Restated Employment Agreement, dated December 1, 2000 (the "Employment Agreement");

WHEREAS, the Employment Agreement provided for the grant of an incentive stock option to purchase 10% of the outstanding shares of Solitron's Common Stock;

WHEREAS, the parties intended for the option granted in the Employment Agreement to be a non-qualified stock option; and

WHEREAS, the parties wish to set forth in writing the terms of the option provided for in the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, Solitron hereby grants the Participant options to purchase shares of Common Stock of Solitron pursuant to the Solitron Devices, Inc. 2000 Stock Option Plan (the "Plan"), upon the following terms and conditions.

For purposes of this Option, "Grant Date" shall mean December 1, 2000. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan. A copy of the Plan will be provided to you upon request.

1. GRANT OF OPTION

Subject to the terms and conditions of this Agreement and the Plan, Solitron hereby grants to the Participant an Option to purchase Two Hundred Forty Five Thousand Six Hundred Twenty Four (245,624] shares (the "Option Shares") of Solitron's Common Stock (ten percent (10%) of the outstanding shares of Solitron's Common Stock on the Grant Date calculated on a fully diluted basis). This Option is a non-qualified stock option and is not intended to qualify as an "incentive stock option" under Code Section 422.

2. EXERCISE PRICE

The Exercise Price of this Option shall be $.40 per Option Share, which was the closing exercise price of the Common Stock on the Grant Date.

3. TERM AND VESTING OF OPTION

(a) Option Period. Subject to the provisions of this Section 3 hereof and the Plan, this Option shall terminate and all rights to purchase shares hereunder shall cease on the tenth anniversary of the Grant Date.

(b) Vesting and Exercisability. Subject to the provisions of Section 5 hereof, this Option shall become vested and exercisable as follows:

Date	Incremental Vesting	Cumulative Amount Vested
Grant Date	50%	50%
First Anniversary of Grant Date	10%	60%
Second Anniversary of Grant Date	10%	70%
Third Anniversary of Grant Date	10%	80%
Fourth Anniversary of Grant Date	10%	90%
Fifth Anniversary of Grant Date	10%	100%

Notwithstanding anything to the contrary, in the event Participant's employment terminates for Good Reason (as defined in the Employment Agreement) or Solitron terminates Participant's employment for any reason other than Cause (as defined in the Employment Agreement), or upon the effectuation of a Change in Control (as defined in the Employment Agreement) this Option shall become immediately vested and exercisable.

Notwithstanding anything to the contrary, in the event of Participant's death prior to full vesting of this Option, this Option shall vest on the date of Participant's death in accordance with the Pro-Rata Formula. As used herein, the "Pro-Rata Formula" shall be the product of (a) the portion of this Option which would have vested on the next anniversary date of the Grant Date times (b) a fraction, the numerator of which is the number of days from the immediately preceding anniversary date of the Grant Date of this Option (or from the Grant Date, if no such anniversary has occurred) until the date of Participant's death, and the denominator of which is 365. This product shall be rounded to the nearest whole share. In lieu of vesting this Option in accordance with the Pro-Rata Formula upon Participant's death, Solitron has the right, but not the obligation to pay, within 30 days of Participant's death, to Participant's estate, the difference between the fair market value of the shares underlying the Option (determined by reference to the closing ask price of the Common Stock on the OTCBB (or any other bulletin board or stock exchange upon which Solitron's Common Stock the trades) on the date of Participant's death) and the exercise price of this Option.

4. MANNER OF EXERCISE AND PAYMENT

This Option may be exercised to the extent vested as provided in Section 3 in accordance with Section 11 of the Plan.

5. TERMINATION OF EMPLOYMENT

(a) General. Upon your termination of employment or other service with the Company other than by reason of Cause (as defined in the Employment Agreement), or the Participant's death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code (a "Disability"), this Option shall expire thirty (30) days following the last day of your employment or service with the Company.

(b) Cause. In the event Participant's employment or service with the Company is terminated for Cause (as defined in the Employment Agreement), this Option shall be deemed to expire immediately and Participant shall have no further rights to purchase shares of Common Stock pursuant to this Option.

(c) Death or Disability. If Participant's employment or service with the Company terminates by reason of death or Disability the vested portion of this Optionee shall be exercisable for a period not to exceed one (1) year after such termination. Upon such termination, the unvested portion of this Option shall expire and Participant (and his beneficiaries) shall have no further right to purchase shares of Common Stock pursuant to such unvested portion of this Option. In the event the Participant's employment is terminated by reason of death, any vested Options held by Participant at the date of such Participant's death may be exercised, in whole or in part, by the Participant's estate, the devisee named in the Participant's valid last will and testament or the Participant's heir at law who inherits the Option or any portion of the Option.

6. MISCELLANEOUS

(a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Florida, without application to the principles of conflict of laws.

(c) Binding Nature of Agreement; Transferability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement shall not be assignable or transferable by Participant other than by will or the laws of descent and distribution.

(d) Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the

fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(e) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(f) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

(g) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(h) Entire Agreement; Amendments. This Agreement, including the Plan and any other documents and exhibits referred to herein, constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(i) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and thereof strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to the rules and regulations promulgated thereunder, unless the context requires otherwise. If any provision of this Agreement conflicts with the terms of the Plan, the Plan shall govern.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SOLITRON DEVICES, INC.

By: ______________________
Name: Joseph Schlig
Title: Secretary, Board of Directors

PARTIICPANT:

____
Shevach Saraf

Address: 1130 Gator Trail
West Palm Beach, Florida 33409